Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of JIANA Science and Technology Co., Ltd. and Subsidiaries (the Company”) on Form F-1 of our report dated November 26, 2019, except Notes 2(b) and 21, as to which the date is January 10, 2020 with respect to our audits of the consolidated financial statements of the Company as of April 30, 2019 and 2018, and for each of the three years in the period ended April 30, 2019, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ RBSM LLP

New York, New York

January 17, 2020